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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/03/1998
981082589 - 2448754


                           CERTIFICATE FOR
                    RENEWAL AND REVIVAL OF CHARTER



     WELLSPRING INVESTMENTS, INC., a corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes, now desires a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.   The name of this corporation is Wellspring Investments, Inc.

2. Its registered office and registered agent in the State of Delaware is The Corporation Trust Company, located at 1209
     Orange Street, City of Wilmington, County of Newcastle, Potal
     Code 19801.

3. The date of filing of the original Certificate of Incorporation in Delaware was October 24, 1994.

4. The date when restoration, renewal and revival of the charter of this company is to commence is February 29, 1996, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected Directors of the corporation in accordance with the laws of the State of Delaware.

5. This corporation was duly organized and carried out the business authorized by its charter until March 1, 1996, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected Directors of the corporation in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, and in compliance with the provisions of
Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of Charters, M. Richard Cutler, President, is an authorized officer and has hereunto set his hand to this Certificate this 10th of February, 1998.

                                     /s/M. Richard Cutler
                                   _________________________________
                                   M. RICHARD CUTLER, President


ATTEST:


   /s/M. Richard Cutler
________________________________
M. RICHARD CUTLER, Secretary